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                                                                    EXHIBIT 21.1

                     Subsidiaries of AFC Enterprises, Inc.

Cinnabon International, Inc., a Delaware corporation
Cinnabon, Inc., a Washington corporation
Seattle Coffee Company, a Georgia corporation
Seattle's Best Coffee, LLC, a Washington limited liability company Torrefazione Italia, LLC, a Washington limited liability company